INDEPENDENT AUDITORS' CONSENT


The Board of Directors
1st Bergen Bancorp, Inc.:


     We consent to incorporation by reference in the registration statement on Form S-8 of 1st Bergen Bancorp, Inc. of our report dated February 2, 1998, relating to the consolidated statements of financial condition of 1st Bergen Bancorp, Inc. and Subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which appears in the December 31, 1997 annual report on Form 10-K of 1st Bergen Bancorp, Inc.

                                             KPMG Peat Marwick LLP


Short Hills, New Jersey
March 30, 1998